On the left, there appears a round seal that reads: [Illegible] Gonzalo Sauca Polaco – Boadilla del Monte (Madrid).

In the middle, there appears a stamp that reads: Euro 0.15.

On the right, there appears the number 7B7252892

Seal: GONZALO SAUCA POLANCO. NOTARY PUBLIC. c/Mártires, 25. Tel. 91 632 00 74 – Fax: 91 632 00 87 – 28680 BOADILLA DEL MONTE (Madrid)

REGISTRATION AND CONVERSION DEED INTO A PUBLIC DOCUMENT OF THE CORPORATE AGREEMENTS.

In Boadilla del Monte, place of my domicile, on the twenty-second day of the month of June of the year two thousand and six.

Before me, GONZALO SAUCA POLANCO, Notary Public of the Madrid Association,

THERE APPEARS BEFORE ME:

DON JUAN GUITARD MARÍN, of age, married, domiciled to these effects in Boadilla del Monte (Madrid), Avenida de Cantabria, s/n, Ciudad Grupo Santander, bearing Identity Document number 5.227.818-X.

On behalf of and representing "BANCO SANTANDER CENTRAL HISPANO, S.A.", domiciled at Santander, Paseo de Pereda 9-12, bearing TIN A-39000013, with indefinite length, organized public deed notarized before the Santander's Notary Public, don José Dou Martínez, on the 3rd day of the month of March of the year 1856, ratified and partially modified by another deed authorized by the Santander's Notary Public, Don José María Olarán, on the 21st day of the month of March of the year 1857, starting their operations on the 20th day of the month of August of the year 1857; becoming a credit corporation by a public deed authorized by the Santander's Notary Public, Don Ignacio Pérez, on the 14th day of the month of January of the year 1875; being its bylaws adapted to comply with the new Corporate Law, by the deed granted on the 8th day of the month of June of the year 1992, authorized by the Santander's Notary Public, Don José María de Prada Díez, under the number 1,316, registered under the Commercial Registry of Cantabria in Volume 448, Book 1, Page 1,960, 1st registration of modifications. Being its commercial name changed by the one